Exhibit 4.4

CONSENT OF TD SECURITIES INC.

We refer to the Fairness Opinion (the “Fairness Opinion”) dated October 1, 2017, which we prepared for the special committee of the board of directors of The Jean Coutu Group (PJC) Inc. (the “Company”) in connection with the amalgamation between the Company and Metro Subco (as defined in the Information Circular). We consent to the inclusion of the Fairness Opinion in the Information Circular, dated October 26, 2017, which in turn is included in the Registration Statement on Form F-8 of METRO Inc., dated the date hereof (the “Registration Statement”) and filed with the United States Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of our firm name in the Information Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Act”), or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC thereunder.

TD Securities Inc.

By: /s/ David Duncan
Name: David Duncan
Title: Managing Director
Toronto, Ontario
October 30, 2017